Exhibit (11) under N-1A
                                          Exhibit 23 under Item 601/Reg SK


INDEPENDENT AUDITORS' CONSENT


To the Board of Trustees of CASH TRUST SERIES II:


We consent to the use in Post-Effective Amendment Number 10 to Registration Statement (No. 33-38550) of Cash Trust Series II of our reports dated July 10, 1998, appearing in the Prospectuses of Municipal Cash Series II and Treasury Cash Series II, which are a part of such Registration Statement, and to the reference to us under the heading "Financial Highlights" in such Prospectuses.



By: Deloitte & Touche LLP
    Deloitte & Touche LLP

Pittsburgh, Pennsylvania
July 20, 1998